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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The Toro Company:

We consent to incorporation by reference in the Registration Statements (Nos. 33-38308, 33-44668, 33-51563, 33-55550, 33-59563, 333-44879, 333-87461,
333-36166, 333-39052, 333-47260, and 333-57198) on Forms S-3 and S-8 of The Toro
Company of our report dated December 3, 2001, except for Note 14, which is as of December 6, 2001, relating to the consolidated balance sheets of The Toro Company and subsidiaries as of October 31, 2001 and 2000, and the related consolidated statements of earnings and comprehensive income, and cash flows and related financial statement schedule for each of the years in the three year period ended October 31, 2001, which report is included in the annual report on Form 10-K of The Toro Company.

/s/  KPMG LLP

Minneapolis, Minnesota
January 29, 2002